Exhibit 99.1


THURSDAY, NOVEMBER 10, 2005

COMPANY PRESS RELEASE

Source:  Penseco Financial Services Corporation

PENSECO FINANCIAL SERVICES CORPORATION APPOINTS NEW PRESIDENT

SCRANTON, PA, November 10 -- D. William Hume, Chairman of the Board for Penseco Financial Services Corporation and its banking affiliate Penn Security Bank and Trust Company, announced today the appointment of Mr. Craig W. Best (45) as President and Chief Executive Officer of both the Holding Company and the Bank, effective January 3, 2006.

Mr. Best succeeds Attorney Otto P. Robinson, Jr. who is retiring after 30 years of dedicated service as President and CEO. Mr. Robinson commented, "I am extremely enthusiastic about Mr. Best's appointment and feel certain that he will provide exceptional leadership to our exceptional staff." Mr. Robinson will continue to serve on both the Bank and Holding Company Boards.

In announcing this appointment, Mr. Hume stated, "The Board of Directors, our shareholders and our employees are deeply gratified to Mr. Robinson for the past 30 years of valuable leadership. He has provided our company with solid growth, strong earnings, and exceptional strengths evidenced by our capital to assets ratios in the top 10% of our peer group."

Mr. Hume added, "We feel very fortunate to have an executive with Mr. Best's credentials joining our organization. He has over 20 years of banking experience in all facets of banking and financial services."

Mr. Best began his banking career with Equibank in Pittsburgh, Pennsylvania. He has been employed by First Commonwealth Financial Corporation, a $6.2 billion financial services company, located in Indiana, Pennsylvania since 1986. For the last five years, Mr. Best held the position of Chief Operating Officer of First Commonwealth Bank where he was responsible for all lines of business and all major administrative functions.

In responding to his appointment Mr. Best stated, "I am extremely excited to be joining an organization as strong as Penn Security. The Bank has demonstrated an exceptional capital position, strong earnings and a rich tradition of providing quality service to its customers and communities for over 100 years. The Board of Directors, Mr. Robinson, his staff and all Penn Security employees should be extremely proud of their accomplishments."

Penseco Financial Services Corporation is a $560 million bank holding company, headquartered in Scranton, Pennsylvania. It provides a full range of financial services through its banking subsidiary, Penn Security Bank and Trust Company and its 9 branch offices and 23 ATM's located throughout Lackawanna, Wayne and Monroe Counties.